EXHIBIT 21

SUBSIDIARIES OF CSB BANCORP, INC.

The Commercial and Savings Bank of Millersburg, Ohio, an Ohio-chartered commercial bank (100% owned).

CSB Investment Services, LLC, an Ohio limited liability company (100% owned).